Exhibit 14.1
KBS REAL ESTATE INVESTMENT TRUST III, INC.
CODE OF CONDUCT AND ETHICS
KBS Real Estate Investment Trust III, Inc. (the “Company”) has established this Code of Conduct and Ethics (the “Code”) that applies to (i) the Company’s officers and directors and (ii) the managers, officers, employees and independent contractors of KBS Capital Advisors LLC (the “Advisor”), KBS Capital Markets Group LLC (the “Dealer Manager”) and KBS Realty Advisors LLC (“KBS Realty”) who regularly provide services to or for the benefit of the Company (collectively, the Advisor, Dealer Manager and KBS Realty are “KBS Entities”). The persons set forth under (i) and (ii) above are “Covered Persons” under the Code. The Code does not address every issue that may arise, but it sets out basic principles and a methodology to help guide the Covered Persons in the attainment of their common goal of compliance with the law and the performance of their responsibilities in an ethical manner.
1.COMPLIANCE OFFICER
The Company’s Compliance Officer will be responsible for ensuring that the Code is established and effectively communicated to all Covered Persons and will handle the Company’s day-to-day compliance matters. The Compliance Officer will be the Director of Internal Audit.
Among the responsibilities of the Compliance Officer are:
•Receiving, reviewing, investigating and resolving concerns and reports on the matters described in the Code;
•Providing guidance on the meaning and application of the Code; and
•Reporting periodically and as matters arise (if deemed necessary by the Compliance Officer) on the implementation and effectiveness of the Code and other compliance matters and recommending any updates or amendments to the Code that the Compliance Officer deems necessary to (i) management of the Company and (ii) the Company’s Audit Committee.
The Compliance Officer is the “go to” person for questions and concerns relating to the Code, especially in the event of a potential violation.
The Compliance Officer will, with the assistance and cooperation of the Company’s officers and directors, foster an atmosphere where Covered Persons are comfortable communicating and/or reporting concerns and possible violations of the Code.
2.REPORTING VIOLATIONS, INVESTIGATIONS, ENFORCEMENT AND WHISTLEBLOWER/NON-RETALIATION POLICY
The Company’s efforts to ensure observance of, and adherence to, the goals and policies outlined in the Code mandate that Covered Persons promptly report material transactions,

relationships, acts, failures to act, occurrences or practices that such Covered Person believes, in good faith, are inconsistent with, in violation of or reasonably could be expected to give rise to a violation of the Code. Covered Persons should report any suspected violations of the Company’s financial reporting obligations or any complaints or concerns about questionable accounting or auditing practices in accordance with the procedures of the Code. Covered Persons should note that persons outside the Company may report complaints or concerns about suspected violations or concerns regarding internal accounting controls, accounting or auditing matters. Covered Persons should report these concerns and complaints immediately upon receipt.
Covered Persons are expected to become familiar with and to understand the requirements of the Code. If a Covered Person becomes aware of a suspected violation, he or she should not try to investigate it or resolve it on his or her own. Prompt disclosure to the appropriate parties is vital to ensuring a thorough and timely investigation and resolution. The circumstances should be reviewed by appropriate personnel as promptly as possible, as delay may affect the results of any investigation. A violation of the Code, or of applicable laws and/or governmental regulations, is a serious matter and could have legal implications. Allegations of such behavior are not taken lightly and should not be made to embarrass anyone or put such person in a false light. Reports of suspected violations should always be made in good faith.
Reporting Violations Generally
In the event a Covered Person believes a violation of the Code, or a violation of applicable laws and/or governmental regulations has occurred or a Covered Person has observed or becomes aware of conduct that appears to be contrary to the Code, or has received notice of a complaint or concern regarding the Company’s financial disclosure, accounting practices, internal accounting controls, auditing, or questionable accounting or auditing matters, he or she must immediately report the situation to the Compliance Officer, Ethics Hotline or the Audit Committee Chair, or if the Compliance Officer is the individual responsible for the violation or suspected violation of the Code, then such Covered Person should immediately report the situation to the Ethics Hotline or Audit Committee Chair. If confidentiality and anonymity are needed, then such Covered Person should immediately report the situation to the Ethics Hotline.
Anonymous Reporting
If a Covered Person wishes to report any such matters anonymously or confidentially, he or she should report the suspected violation or other complaint or concern by using the Company’s Ethics Hotline or by sending a letter to the Audit Committee Chair. All Covered Persons may submit a report by any of the following:
•Via the internet at http://www.ethicspoint.com or
•By calling the toll free hotline at 1-888-329-6414 or
•By mailing a description of the suspected violation or concern to:

Audit Committee Chair
c/o KBS Real Estate Investment Trust III, Inc.
800 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Reports made via the Ethics Hotline will be sent to the Compliance Officer and the Audit Committee Chair, provided that no person named in the report will receive the report directly.
Non-Retaliation Policy
It is a federal crime for anyone to retaliate intentionally against any person who provides truthful information to a law enforcement official concerning a possible violation of any federal law. Moreover, the Company will not permit any form of intimidation or retaliation against any reporting Covered Person because of any lawful act done by that person to:
•provide information or assist in an investigation regarding any conduct that the reporting person reasonably believes constitutes a violation of laws, rules, regulations, the Code, or any Company policies; or
•file, testify, participate in, or otherwise assist in a proceeding relating to a violation of any law, rule or regulation.
Any act of intimidation or retaliation against a Covered Person for reporting alleged violations of the Code while acting in good faith is a violation of Company policy and should be reported immediately under the Code.
In cases in which a Covered Person reports a suspected violation in good faith and is not engaged in the questionable conduct, the Company will attempt to keep its discussions with the Covered Person confidential to the extent reasonably possible. In the course of its investigation, the Company may find it necessary to share information with others on a “need to know” basis or may be required by law to disclose information.
Internal Investigation
When an alleged violation of the Code is reported, the Company shall take prompt and appropriate action in accordance with the law and regulations and otherwise consistent with good business practice. If the suspected violation appears to involve either a possible violation of law or an issue of significant corporate interest or if the report involves a complaint or concern regarding the Company’s financial disclosure, internal accounting controls, questionable auditing or accounting matters or practices or other issues relating to the Company’s accounting or auditing, the Compliance Officer shall notify the Audit Committee within two business days and a preliminary investigation of the report will be performed and the outcome presented to the Audit Committee within a reasonable time from the date the complaint was submitted. If a suspected violation (including any fraud, whether or not material) involves any Covered Person, any person who received such report should immediately report the alleged violation to the Company’s Ethics Hotline, the Compliance Officer or the Audit Committee Chair. The Chair of the Audit Committee shall assess the situation and determine the appropriate course of action. At a point in the process consistent with the need not to compromise the investigation, a person who is suspected of a violation shall be apprised of the alleged violation and shall have an opportunity to provide a response to the investigator.
Disciplinary Actions
Subject to the following sentence, the Compliance Officer shall be responsible for implementing the appropriate disciplinary action in accordance with the Company’s policies and procedures for any person who is found to have violated the Code. If the Compliance Officer is the individual responsible for the violation or suspected violation of the Code, then the Chair of the Audit Committee will be responsible for implementing the appropriate disciplinary action.
Corrective Action
Subject to the following sentence, in the event of a violation of the Code, the Compliance Officer should assess the situation to determine whether the violation demonstrates a problem that requires remedial action as to the Company’s policies and procedures. If a violation has been reported to the Chair of the Audit Committee, the Audit Committee shall be responsible for determining appropriate remedial or corrective actions. Such corrective action shall be documented, as appropriate.
Retention of Reports and Complaints
All notices or reports of suspected violations, complaints or concerns pursuant to this Code shall be considered confidential and shall be recorded in a log, indicating the description of the matter reported, the date of the report and the disposition thereof. The log shall be retained for five years and shall be maintained by the Compliance Officer.
Cooperation by KBS
The Code is designed to cover reports of suspected violations, complaints or concerns that directly or indirectly affect the Company as a public company. Since the Company does not currently have any employees and its day-to-day operations and asset management are performed by officers and employees of KBS Entities pursuant to an advisory agreement between the Company and the Advisor and a dealer manager agreement between the Company and the Dealer Manager, this Code shall be formally adopted by each KBS Entity with respect to the Covered Persons, and each such KBS Entity shall fully cooperate with the Company in enforcing the provisions of this Code.
3.STANDARDS OF CONDUCT AND ETHICS
Compliance with Laws and Regulations
The Company is committed to compliance with the laws and regulations of the jurisdictions in which it operates. Numerous federal, state and local laws and regulations define and establish obligations to which Covered Persons are subject. Covered Persons must comply with applicable laws, rules and regulations in performing their duties and services for the Company. Covered

Persons should consult the Compliance Officer with any questions about the legality of conduct affecting the Company.
If a Covered Person violates these laws or regulations in performing his or her duties or services for the Company, the individual not only risks indictment, prosecution and penalties, and civil actions, such person also subjects the Company to similar risks and penalties.
Insider Trading
U.S. securities laws prohibit abuses of material, non-public information (i.e., insider trading). Covered Parties who have access to material, nonpublic information, regardless of its source, are not permitted to use or share that information for their personal benefit for securities trading purposes or for any other purpose except the conduct of the Company’s business.
All material, non-public information about the Company should be considered confidential information. It is always illegal to trade in the Company’s securities while in possession of material, nonpublic information, and it is also generally illegal to communicate or “tip” such information to others who do not have a legitimate business need for acquiring information.
Full, Fair, Accurate, Timely and Understandable Disclosure
The rules and regulations of the Securities and Exchange Commission require that all disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission, and in other public communications made by the Company is full, fair, accurate, timely and understandable. Covered Persons are responsible for these disclosures and must act to ensure compliance with these disclosure requirements by taking the steps available to them, consistent with their role within the Company, to assist the Company in meeting its reporting obligations. In particular, Covered Persons should provide prompt and accurate answers to all inquiries made to them in connection with the Company’s preparation of its public reports and disclosure.
Ethical Obligations
It is important that the Covered Persons promote integrity throughout the Company and foster a culture throughout the Company as a whole that ensures the fair and timely reporting of the Company’s results of operations and financial condition and other financial information.
Each Covered Person agrees that he or she will:
•Perform his or her duties in an honest and ethical manner;
•Handle actual or apparent conflicts of interest between his or her personal and professional relationships in an ethical manner; and
•Proactively promote and be an example of ethical behavior in the work environment.

Conflicts of Interest and Corporate Opportunities
Covered Persons should be conscientious of actual and potential conflicts of interest with respect to the interests of the Company and seek to avoid such conflicts or handle such conflicts in an ethical manner at all times consistent with applicable law. A “conflict of interest” occurs when a Covered Person’s private interest in any material respect interferes with the interests of, or his or her service to, the Company. For example, a conflict of interest would arise if a Covered Person, or a member of his or her family, receives improper personal benefits as a result of his position with or relationship to the Company.
Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationships between the Company and the KBS Entities, including the advisory agreement with the Advisor and the dealer manager agreement with the Dealer Manager. As a result, the Code recognizes that the Covered Persons will, in the normal course of their duties (whether formally for the Company or for KBS Entities or both), be involved in establishing policies and implementing decisions that may have different effects on KBS Entities and the Company. The participation of the Covered Persons in such activities is inherent in the contractual relationship among the Company and the KBS Entities and is consistent with the performance of their duties as officers and directors of the Company and/ or as managers, officers, employees and independent contractors of the KBS Entities.
The following list provides examples of prohibited conflicts of interest under this Code, but Covered Persons should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Person should not be placed improperly before the interest of the Company.
Each Covered Person must:
•not use his or her personal influence or personal relationships improperly to influence business decisions or financial reporting by the Company whereby the Covered Person would benefit personally to the detriment of the Company;
•not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Person to the detriment of the Company; and
•report at least annually any affiliations or other relationships related to conflicts of interest.
Additionally, federal securities laws prohibit personal loans to directors and executive officers by the Company.
In order to avoid situations in which a conflict of interest involving a Covered Person may result in an improper benefit, all transactions involving a conflict of interest must be approved by a majority of the Company’s Independent Directors not otherwise interested in the transaction as fair and reasonable to the Company and on terms no less favorable to the Company than those available from unaffiliated third parties. Conflicts of interest may not always be clear-cut, so if a Covered Person has a question, he or she shall promptly bring it to the attention of the Compliance

Officer or, if the Compliance Officer is affected by the conflict of interest, then to the Chair of the Conflicts Committee.
Confidentiality Policy
For Complaints and Reports of Violations
The Company will, to the extent reasonably possible, keep confidential both the information and concerns reported under the Code, and its discussions and actions in response to these reports and concerns. In the course of its investigation, however, the Company may find it necessary to share information with others on a “need to know” basis or may be required by law to disclose information.
For Company Information
All confidential information concerning the Company obtained by Covered Persons is the property of the Company and must be protected. Confidential information includes all non-public information that could be of use to competitors, be harmful to the Company, or impair the value of any asset, if disclosed. Covered Persons must maintain the confidentiality of such information entrusted to them by the Company, except when disclosure is authorized by the Company or required by law. Whenever feasible, Covered Persons should consult with the Compliance Officer or, if the Compliance Officer would be affected by the disclosure, the designated human resources representative, if they believe they have a legal obligation to disclose confidential information.
Examples of confidential information include, but are not limited to: information that could be of use to the Company’s competitors; business trends identified by the Company; projections; information about financial performance; new marketing plans; information about potential acquisitions, divestitures and investments; public or private securities offerings or changes in dividend policies or amounts; significant personnel changes; and existing or potential major contracts or finance sources or the loss thereof.
This obligation with respect to confidential information extends beyond the workplace. It applies to communications among Covered Persons and their family members and continues to apply even after their affiliation with the Company terminates.
Fair Dealing
The Company’s goal is to conduct its business with integrity. Covered Persons should endeavor to deal honestly with the Company’s competitors, investors, employees, consultants and those with whom the Company conducts its business. Under federal and state laws, the Company is prohibited from engaging in unfair methods of competition, and unfair or deceptive acts and practices. Covered Persons should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing. The Company will not seek competitive advantages through unethical or illegal business practices.
Examples of prohibited conduct include, but are not limited to:

•bribery or payoffs to induce business or breaches of contracts by others; or
•making false or deceptive claims or comparisons about competitors or their products or services.
Each Covered Person must disclose prior to or at the time of his or her hire or election as a director the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of his or her positions with the Company.
Recordkeeping
All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and authorized by the Audit Committee. Records should always be retained or destroyed according to the Company’s document retention policy.
4.ACCOUNTABILITY
Each Covered Person must:
•upon adoption of the Code (or thereafter, as applicable, upon becoming a Covered Person), affirm to the Company that he or she has received, read and understands the Code;
•annually thereafter affirm to the Company that he or she has complied with the requirements of the Code;
•not retaliate against any other Covered Person or employee of the Company or any KBS Entity for reports of potential violations that are made in good faith; and
•follow the notification procedures set forth in the Code promptly if he or she knows of any violation of the Code.
5.WAIVER OR AMENDMENT
Any waiver or amendment of this Code that applies to any Covered Person must be approved by the Conflicts Committee and, with respect to the Company’s principal executive officer, principal financial officer, principal accounting office or controller or persons performing similar functions, disclosed as required by federal securities law.
The Code is not intended to create, nor does it create, any contractual rights related to employment.